Exhibit 4.1

ASSIGNMENT OF ADDITIONAL FUNDS

This Assignment of Additional Funds (the "Assignment") is made this 30th day of January, 1998, by and between SRFG, Inc. (formerly known as Sears Receivables Financing Group, Inc.), as Seller (the "Seller"), and The First National Bank of Chicago, as Trustee (the "Trustee").

WHEREAS, the Seller formed the Sears Credit Account Master Trust II (the "Trust") pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of July 31, 1994, as amended, among Sears, Roebuck and Co., as Servicer, the Seller and the Trustee;

WHEREAS, the Trust has provided and continues to provide an important source of liquidity for the Seller; WHEREAS, the Seller has a significant investment in the Trust in the form of the Seller Certificate and the Class C Certificates of each Series of Investor Certificates (as each such term is defined in the Pooling and Servicing Agreement); WHEREAS, the Seller has determined that it is in the Seller's best interest to add certain additional funds to the Trust; and

WHEREAS, the Trustee desires that such additional funds be added to the Trust;

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants contained herein, the Seller and the Trustee hereby agree as follows:

1. Defined Terms. All capitalized terms defined in the Pooling and Servicing Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein. In addition, the following terms have the following meanings:

"Additional Funds" shall mean, with respect to any Distribution Date, an amount equal to the product of (x) the total amount of Recovered Amounts with respect to the Sears Portfolio Accounts during the calendar month immediately preceding such Distribution Date, which amount shall be determined based on a good faith estimate made by the Servicer on the third business day of the calendar month in which such Distribution Date occurs and (y) a fraction, the numerator of which is the total amount of Principal Receivables in the Trust as of the first day of the related Due Period and the denominator of which is the total amount of Principal Receivables in the Sears Portfolio Accounts as of the first day of such Due Period; provided, however, that Additional Funds shall not exceed the sum of all Recovered Amounts with respect to Seller Charged-Off Accounts during the calendar month immediately preceding such Distribution Date, which amount shall be determined based on a good faith estimate made by the Servicer on the third business day of the calendar month in which such Distribution Date occurs.

"Obligor" shall mean with respect to any Sears Portfolio Account, the Person or Persons obligated to make payments with respect to such Sears Portfolio Account, including any guarantor thereof.

"Principal Receivable" shall mean any Receivable that represents the outstanding principal amount owing for the payment of goods and services.

"Receivable" shall mean any amount owing by any Obligor under a Sears Portfolio Account from time to time, including, without limitation, amounts owing for the payment of goods and services, finance charges and other charges, if any.

"Recovered Amount" with respect to any Sears Portfolio Account shall mean all amounts received with respect to Receivables that have previously been charged off as uncollectible, including, without limitation, any proceeds from the sale of such Receivables.

"Sears Portfolio Accounts" means all open-end retail charge plans for specified Persons maintained by Sears or an affiliate of Sears with respect to the sale of goods or services.

"Seller Accounts" means all Sears Portfolio Accounts the Receivables in which have been transferred from Sears to the Seller pursuant to the Transfer Agreements.

"Seller Charged-Off Account" means each Seller Account with respect to which the Receivables in such Seller Account have been charged off as uncollectible.

"Transfer Agreements" means (i) the First Amended and Restated Purchase Agreement, dated as of July 31, 1994, as amended, between Sears and the Seller; (ii) the First Amended and Restated Contribution Agreement, dated as of July 31, 1994, as amended, between Sears and the Seller; and (iii) the Receivables Warehouse Agreement, dated as of December 21, 1995, as amended, between Sears and the Seller.

2. Transfer of Additional Funds. The Seller hereby agrees to transfer to the Trust on or before each Distribution Date an amount equal to the Additional Funds with respect to such Distribution Date.

3. Acceptance by Trustee. Subject to the satisfaction of the conditions set forth in Section 4, the Trustee hereby acknowledges its acceptance on behalf of the Trust of the Additional Funds and declares that it will apply such funds in accordance with the Pooling and Servicing Agreement for the benefit of all Certificateholders.

4. Allocation of Additional Funds among Series. The Additional Funds shall be allocated to each Series on the Distribution Date in an amount equal to the product of (x) a fraction, the numerator of which is the Series Investor Interest for such Series minus the Supplemental Cash allocable to such Series on the first day of the related Due Period and the denominator of which is the sum of the Series Investor Interests for all Series minus the Supplemental Cash allocable to such Series on the first day of the related Due Period and (y) the aggregate amount of Additional Funds transferred to the Trust on such Distribution Date pursuant to this Assignment. The Additional Funds allocated to any Series shall be deposited into the Series Collections Account for such Series.

5.       Conditions Precedent.  The acceptance of the Trustee set forth in
Section 3 is subject to the condition that the Servicer shall have delivered to the Trustee a certificate of a Servicing Officer certifying that all requirements set forth in Section 4.03(e) of the Pooling and Servicing Agreement with respect to the Servicer's election to add Additional Funds to the Trust have been satisfied.

6. Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

7. Governing Law. This Assignment shall be construed in accordance with the internal laws of the State of New York, without reference to its conflict of law provisions.
8. Amendments. The parties hereto agree that they shall not amend this Assignment unless they have received written confirmation from the Rating Agencies that such amendment will not cause a Ratings Event.

IN WITNESS WHEREOF, the undersigned have caused this Assignment of Additional Funds to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

         SRFG, INC., as Seller

By:/S/ George F. Slook
Title: President

THE FIRST NATIONAL BANK OF CHICAGO,
as Trustee

By:/S/J.G. Finely
Title: Vice President


Acknowledged:

SEARS, ROEBUCK AND CO., as
Servicer

By:  Thomas N. Beckmann
Title: Servicing Officer